UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

              Commission File Number: 000-00275

                    Allen Organ Company
   (Exact name of registrant as specified in its charter)

  150 Locust Street, PO Box 36, Macungie, PA 18062 610-966-2200
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Class B Common Stock, par value $1.00
   (Title of each class of securities covered by this Form)

                            None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)    x               Rule 12h-3(b)(1)(i)
  Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)
                                         Rule 15d-6

Approximate number of holders of record as of the
certification or notice date:                          229

Pursuant to the requirements of the Securities Exchange Act of 1934, Allen Organ Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 12, 2005              By:/s/STEVEN MARKOWITZ
                                   Steven Markowitz, President